EXHIBIT 99.1

PRESS RELEASE	CONTACT:	Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE
July 24, 2006

ROTONICS MANUFACTURING INC. ANNOUNCES
UNAUDITED FISCAL YEAR-END EARNINGS
NET SALES INCREASED 6.5% AND NET INCOME INCREASED 13%

Gardena, California (July 24, 2006) — Rotonics Manufacturing Inc. (AMEX: RMI) is pleased to announce preliminary results for fiscal year ending June 30, 2006.  The Company reported unaudited net income of $2,000,400, or $0.17 per common share, on net sales of $48,051,200 compared to net income of $1,769,900, or $0.15 per common share, on net sales of $45,131,600 for the same period last year.

Net sales set another major milestone for the Company topping $48 million in fiscal 2006 fueled by revenue increases in all of our major proprietary product groups.  Management is pleased with the revenue growth in spite of industry challenges burdened with significant increases in raw material and natural gas costs as well as the turmoil that resulted from our country’s 2005 natural disasters.  We continued to prevail through these challenges and ultimately capitalized on our ongoing efforts to enhance our proprietary product lines and streamline our operations, which has allowed us to be more competitive within our regional markets.  These efforts resulted in notable expansion for our refuse container, tank, material handling, agriculture and river & waterway products amounting to approximately $4.4 million.  The increase in these product groups helped mitigate lower contract manufacturing revenues that were more sensitive to fiscal 2006’s economic challenges as well as normal product turnover.  As we move forward into fiscal 2007, we will continue to benefit from our enhancements to our proprietary products, our manufacturing operations and our drive to bring new products to the marketplace.  We are very optimistic about fiscal 2007 as we kick-off the year with some promising projects and a strong backlog of approximately $4.4 million.

As previously mentioned, fiscal 2006 was hampered with exorbitant increases in raw material and natural gas costs.  Raw material costs are currently 30% higher than they were a year ago and at times were over 40% of prior years rates.  As such, we are pleased with our efforts to minimize the impact of these cost escalations through plant efficiencies, systematic product price increases and overall higher revenues volumes.  In addition, our fiscal 2006 operations were impacted by non-recurring plant consolidation costs of approximately $505,100, or $.04 per common share.  These consolidation costs were incurred in connection with the relocation of our injection molding operations from our Miami, Florida facility to our Bartow, Florida facility.  As of June 30, 2006, the relocation process was completed and as a result future operations will benefit from the cost savings obtained from improved efficiencies and reduced overhead costs.  As part of this process we also capitalized approximately $669,900 to refurbish our existing injection molding equipment and install a new 350-ton injection molding machine as well as the necessary ancillary equipment.  At this point, we feel our gross margins will begin to improve now that the plant consolidation process is behind us as well as the prospect that raw material costs will be less volatile in the ensuing months.

For the fourth quarter ended June 30, 2006, we reported net income of $626,800, or $0.05 per common share, on net sales of $12,920,400 compared with net income of $590,900, or $0.05 per common share, on net sales of $12,353,500 for the same period last year.  Our fiscal 2006 fourth quarter net sales also proved to set another milestone for the Company.  This new high in revenues coupled with our plant and equipment efficiencies helped soften the impact of higher raw material and utility costs.  In the fourth quarter we also incurred non-recurring plant consolidation costs of approximately $219,600, or $.02 per common share. Although the outcome and ultimate impact on our industry in connection with current world events in the Middle-East are still uncertain, we still feel we are poised to take advantage of the ground work we laid in fiscal 2006 and look forward to a promising fiscal 2007.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

Rotonics Manufacturing Inc.

Press Release

July 24, 2006

ROTONICS MANUFACTURING INC.
Selected Financial Information
For the years ended June 30,

	UNAUDITED 2006	2005	2004
Net sales	$48,051,200	$45,131,600	$40,332,900
Income before income taxes (1)	$3,263,800	$2,889,200	$2,202,700
Income tax provision:
Current	(1,472,400)	(1,224,100)	(981,800)
Deferred	209,000	104,800	83,300
	(1,263,400)	(1,119,300)	(898,500)
Net income	$2,000,400	$1,769,900	$1,304,200
Income per common share
Basic/diluted:
Net income per common share	$.17	$.15	$.11
Stockholders’ Equity (2)	$19,805,400	$18,300,300	$17,177,200
Net book value per Common share (3)	$1.69	$1.53	$1.43
Common shares outstanding as of June 30, net of treasury stock	11,752,300	11,940,600	11,981,200

(1)                                  Fiscal 2006 income before income tax is net of plant closure costs amounting to approximately $505,100.

(2)                                  Net of treasury stock reacquired and retired amounting to $512,500, $98,400 and $697,700 in fiscal years 2006, 2005 and 2004, respectively.  Also, adjusted for common stock dividends of $597,000 and $599,100 in fiscal years 2005 and 2004, respectively.

(3)                                  Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.